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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*


                                Lands' End, Inc.
                      ------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                      ------------------------------------
                         (Title of Class of Securities)

                                  515086 10 6
                                  -----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 6 Pages
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-----------------------                                  ---------------------
 CUSIP NO. 515086 10 6               13G                   PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gary C. Comer

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            16,149,392

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             16,149,392

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      16,149,392 Shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      52.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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-----------------------                                  ---------------------
 CUSIP NO. 515086 10 6               13G                   PAGE 3 OF 6 PAGES
-----------------------                                  ---------------------

                        AMENDMENT NO.5 to SCHEDULE 13G
                        ------------------------------

Item 1(a)       Name of Issuer:
                --------------

                Lands' End, Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:
                -----------------------------------------------

                One Lands' End Lane
                Dodgeville, Wisconsin 53595

Item 2(a)       Name of Person Filing:
                ---------------------

                Gary C. Comer

Item 2(b)       Address of Principal Business Office or, if none, Residence:
                -----------------------------------------------------------

                c/o Gary Comer, Inc.
                8420 Bryn Mawr Avenue
                Suite 875
                Chicago, Illinois 60631

Item 2(c)       Citizenship:
                -----------

                United States of America

Item 2(d)       Title of Class of Securities:
                ----------------------------

                Common Stock, par value $.01 per share

Item 2(e)       CUSIP No.:
                ---------

                515086 10 6

Item 3          If this statement is filed pursuant to Rules 13d-1(b), or
                ---------------------------------------------------------
                13d-2(b), check whether the person filing is a:
                -----------------------------------------------

                This statement is not filed pursuant to Rules 13d-1(b) or 13d-2(b) of the Securities and Exchange Commission.
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-----------------------                                  ---------------------
 CUSIP NO. 515086 10 6               13G                   PAGE 4 OF 6 PAGES
-----------------------                                  ---------------------

Item 4          Ownership:
                ---------

     (a)        Amount Beneficially Owned: 16,149,392

     (b)        Percent of Class:  52.2%

     (c)        Number of shares as to which such person has:

                (i) Sole power to vote or to direct the vote: 16,149,392 shares

                (ii)   Shared power to vote or to direct the vote: No shares

                (iii)  Sole power to dispose or to direct the disposition of:
                       16,149,392 shares

                (iv)   Share power to dispose or to direct the disposition of:
                       No shares

Item 5          Ownership of Five Percent or Less of a Class:
                --------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6          Ownership of More Than Five Percent on Behalf of Another Person:
                ---------------------------------------------------------------

                Not applicable

Item 7          Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                acquired the Security Being Reported on By the Parent Holding
                -------------------------------------------------------------
                Company:
                -------

                Not applicable

Item 8          Identification and Classification of Members of the Group:
                ---------------------------------------------------------

                Not applicable

Item 9          Notice of Dissolution of Group:
                ------------------------------
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-----------------------                                  ---------------------
 CUSIP NO. 515086 10 6               13G                   PAGE 5 OF 6 PAGES
-----------------------                                  ---------------------

                Not applicable

Item 10         Certification:
                -------------

                Not applicable
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-----------------------                                  ---------------------
 CUSIP NO. 515086 10 6               13G                   PAGE 6 OF 6 PAGES
-----------------------                                  ---------------------

Signature.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 1998


                                  /s/ GARY C. COMER
                                  --------------------------
                                  Gary C. Comer